Exhibit 10.27
[Quicksilver Resources Inc. Letterhead]

November 18, 2014
Stan G. Page
[Address Redacted]
Dear Stan:
Quicksilver Resources is pleased to offer you a bonus to be awarded in the form of cash and a restricted share grant of Quicksilver Resources stock in appreciation of your efforts on behalf of the Company.
Cash Award. The cash award of $400,000 will be paid, less applicable required taxes and authorized deductions, on December 1, 2014 (the “Payment Date”); provided that you remain an active, regular full-time employee of the Company or its subsidiaries in good standing through the Payment Date. In the event that you cease to be an active, regular full-time employee in good standing prior to the one-year anniversary of the Payment Date, you will be required to repay the full amount of the cash award on a gross (before tax) basis unless (a) there has been a Change in Control (as defined in the Company’s Seventh Amended and Restated 2006 Equity Plan as may be amended from time to time in accordance with its terms, the “Equity Plan”) on or prior to the date of your termination of employment or (b) your employment terminates (i) as a result of a reduction in force, which termination is due to no fault of yours, subject to your execution and non-revocation of a release agreement satisfactory to the Company, (ii) due to disability (as determined by the Company’s Compensation Committee in good faith) or (iii) your death.
Restricted Share Award. The restricted share award of 300,000 shares will be granted on November 18, 2014 (the “Grant Date”) and will vest as to one third of the shares on each of the first three anniversaries of the Grant Date, subject to the terms and conditions of the Company’s Seventh Amended and Restated 2006 Equity Plan and your Restricted Share award agreement, including that you remain an active, regular full-time employee in good standing through each vesting date, subject to a Change in Control (as defined in the Equity Plan) or you experiencing a termination of employment that results in accelerated vesting as set forth in your Restricted Share award agreement.
This letter agreement (together with, as applicable, any document that evidences the award of your restricted shares) is the entire agreement between the parties and any amendments or revisions of this agreement must be in writing and signed by both parties. This letter agreement does not constitute an employment agreement and shall not be construed to change the at-will-employment terms under which you are employed.
Please indicate your acceptance of this agreement by signing the attached duplicate copy of this agreement and return it to the Human Resources Department in Fort Worth, Attn: Anne Self, no later than November 25, 2014.
Thank you for your loyalty to and efforts on behalf of Quicksilver.
Sincerely,
/s/ Glenn Darden
Glenn Darden
President and Chief Executive Officer
I have read and understand the contents of this letter agreement. I accept the provisions of the agreement as set forth above.
/s/ Stan G. Page                11/18/14
Executive                Date